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                          ONE VOICE TECHNOLOGIES, INC.
                         6333 GREENWICH DRIVE, SUITE 240
                           SAN DIEGO, CALIFORNIA 92122



                                                               October 15, 2004



VIA FACSIMILE (202-942-9544) AND EDGAR
United States Securities
 and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention: Adam Halper



         RE:      ONE VOICE TECHNOLOGIES, INC.

                  REGISTRATION STATEMENT ON FORM SB-2
                  FILE NO. 333-118831
                  -------------------

Ladies and Gentlemen:

         Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Act"), One Voice Technologies, Inc. (the "Company"), respectfully requests that the effective date of the Registration Statement referred to above be accelerated so that it will become effective at 9:30 am, Eastern Time, on Monday October 18, 2004, or as soon thereafter as possible.



                                         ONE VOICE TECHNOLOGIES, INC.


                                         By:  /s/ Rahoul Sharan
                                              --------------------------
                                              Name: Rahoul Sharan
                                              Title:   CFO